EXHIBIT 10.28

Summary of director compensation for attending meetings of the Board of Directors and committees – March 2005

Independent directors are paid $500 for board and committee meetings attended at our corporate headquarters and $250 for telephonic meetings. Reasonable travel and lodging expenses associated with meetings are reimbursed by the Company.